Exhibit 10.1

Bunker Hill Mining Corp. 1099 McKinley Ave. Kellogg, ID 83837

BINDING TERM SHEET

CONSULTING AGREEMENT – PRESIDENT & CHIEF INVESTMENT OFFICER

Parties:	Bunker Hill Mining Corp. (“Bunker Hill” or the “Company”), a Nevada corporation, and 101252098 Saskatchewan Ltd. (the “Consultant”), which will provide the services of its principal, Galen McNamara (the “Executive”).

Transaction:	Bunker Hill’s acquisition of Silver47 Exploration Corp. (“Silver47”) under the arrangement agreement dated August 20, 2026 (the “Arrangement Agreement” and the transaction, the “Silver47 Transaction”). “Closing” means the effective time of the Silver47 Transaction.

Structure:	Consulting engagement under which the Consultant provides the Executive’s services to the Company as an independent contractor (the “Services”). The Consultant is responsible for all taxes and remittances on its fees and will cause the Executive to comply with the obligations in this term sheet that apply to him. The Services and fees begin at Closing.

Long-Form Agreement:	The parties will negotiate in good faith and execute a long-form consulting agreement reflecting this term sheet (the “Long-Form Agreement”) within 60 days after Closing. If it is not signed within that period, this term sheet remains binding, and the Consultant’s Amended and Restated Executive Consulting Agreement with Silver47 dated December 1, 2025 (the “Silver47 Agreement”) applies to the Services, with necessary changes, on all matters this term sheet does not address.

Officer Parity:	A term marked “Officer Parity” will be consistent with, and no more or less favourable to the Consultant than, the corresponding terms of the agreements of the Company’s other executive officers in effect at Closing (the “Officer Agreements”).

Role:	President & Chief Investment Officer, reporting to the Chief Executive Officer. The mandate covers capital allocation, M&A and corporate development, exploration, investor relations and financial evaluation, as described in the job description attached as Schedule A. The Executive will comply with the Company’s policies applicable to its executive officers, including its insider trading policy.

Board:	The Executive will be appointed a director at Closing and nominated for election while the Services continue, subject to applicable law and the Board’s fiduciary duties. No separate director fees are payable (Officer Parity). On termination of the Services, the Executive will resign as a director and officer of the Company and its affiliates.

Location:	Greater Vancouver, with time at the Bunker Hill Mine and travel as the role requires.

Outside Activities:

The Executive’s role as CEO of Manhattan Uranium and his existing private ventures (as disclosed to the Board before Closing) are permitted, given that the Executive commits to step back to executive director, and then non-executive director, of Manhattan Uranium as soon as practicable.

New roles are permitted unless the Board, acting reasonably, determines they are directly competitive. All outside activities must not materially reduce the Services and are subject to the Company’s conflict of interest, confidentiality and insider trading policies.

Fee:	C$420,000 per year, payable monthly in arrears.

Incentives:	Short-term incentive target of 70% of the fee and long-term incentive target of 100% of the fee, with plan terms, performance metrics, vesting and payment timing subject to Officer Parity. The 2026 short-term incentive will be pro-rated from Closing.

Expenses and Advisory Costs:	Reasonable expenses, including travel, reimbursed in accordance with the Company’s policies as applied to its executive officers (Officer Parity).

Termination	Outside the change of control period described below, the Company will pay or provide:
without Just Cause or
for Good Reason:	(a) a lump sum equal to one times the sum of the fee and the target short-term incentive (the “Severance Payment”);

(b) a pro-rata target short-term incentive for the year of termination;

(c) full vesting of unvested equity awards, subject to the plan terms; and

(d) accrued fees and expenses in line with Company’s expense reimbursement policy.

The Executive’s service to Silver47 before Closing is credited as service for all purposes of this term sheet and the Long-Form Agreement. Neither the Consultant nor the Executive has any duty to mitigate, and no amount payable under this term sheet is subject to reduction or offset on account of any other engagement, income or amount earned.

Good Reason:	Any of the following without the Consultant’s consent: (a) a material adverse change in the Executive’s title, duties or reporting; (b) elimination of the position; (c) a reduction in the fee; (d) a required relocation outside Greater Vancouver; or (e) a successor’s failure to assume the Long-Form Agreement in writing. Notice and cure mechanics are subject to Officer Parity. The Silver47 Transaction and this engagement are not Good Reason.

Just Cause:	As defined in the Silver47 Agreement, with written notice and a reasonable opportunity to cure where the conduct is capable of cure.

Resignation:	60 days’ written notice with active service provided during the notice period. The Company may waive the active service requirement in the Company’s sole discretion.

Change of Control:

If the Company terminates the Services without Just Cause, or the Consultant terminates them for Good Reason, within 60 days before or 12 months after a Change of Control (Officer Parity), the Company will pay two times the sum of the fee and the target short-term incentive in place of the Severance Payment, plus the other entitlements above, including full vesting.

“Change of Control” has the meaning given in the Officer Agreements and excludes the Silver47 Transaction and any internal reorganization (including the Company’s change of name).

D&O Protection:	Indemnity agreement in the form provided to the Company’s other directors and officers (Officer Parity). D&O insurance covering the Executive while he serves, on terms no less favourable than those for other current and former directors and officers.

Silver47 Entitlements:

Entitlements accrued under the Silver47 Agreement as of Closing, including the change of control payment disclosed in the Arrangement Agreement disclosure letter, (the “Silver47 Entitlements”) are not affected by this term sheet, the Long-Form Agreement or any release.

To avoid duplication, neither the Silver47 Transaction nor this engagement will give rise to Good Reason or any termination entitlement under the Silver47 Agreement, and no amount will be paid under both agreements for the same termination or period of service. The Company may enforce this on behalf of Silver47.

Restrictive Covenants:

At Closing, the Executive will sign, in his personal capacity, a confidentiality, non-solicitation, non-competition and intellectual property agreement with the Company in the form attached as Schedule B. Under it:

(a) the non-competition covenant is limited to the Silver Valley, Idaho, for 12 months after termination, and does not apply after a termination without Just Cause, for Good Reason or following a Change of Control; and

(b) the confidentiality, intellectual property and 12-month non-solicitation covenants apply whatever the reason for termination.

Assignment:	The Consultant may not assign this term sheet. The Company may assign it only to a successor that assumes it in writing.

Governing Law:	British Columbia law and the exclusive jurisdiction of the British Columbia courts, except that equity awards are governed by the applicable plan and the indemnity agreement by Nevada law.

Conditions:	This term sheet takes effect at Closing, subject to approval by the Board of Bunker Hill and the Executive signing the agreement attached as Schedule B. It terminates automatically if the Arrangement Agreement is terminated before Closing.

Disclosure:	The Company may disclose the Executive’s appointment and the material terms of this term sheet, and may file it, as required by securities laws (including on Form 8-K) and stock exchange rules.

Binding Effect:	This term sheet is binding on and enforceable against the parties from Closing, whether or not the Long-Form Agreement is signed.

Accepted and agreed to as of the 5th day of November, 2026.

BUNKER HILL MINING CORP.

By:	/s/ Sam Ash
Sam Ash
Chief Executive Officer

101252098 SASKATCHEWAN LTD.

By:	/s/ Galen McNamara
Galen McNamara
Authorized Signatory

SCHEDULE “A”

JOB DESCRIPTION – PRESIDENT & CHIEF INVESTMENT OFFICER

1. Services

Reporting to the Chief Executive Officer, and working closely with the Chief Financial Officer, the General Manager, Idaho Operations, the General Counsel and Corporate Secretary, and the Board, the President & Chief Investment Officer will lead the Company’s investment, corporate development and capital allocation functions. The objective of the role is to deploy the Company’s capital into the highest-return opportunities while maintaining a disciplined balance between growth, liquidity, technical risk and shareholder dilution. The President & Chief Investment Officer will also be responsible for the Company’s marketing and investor relations profile, and the Company’s investor relations, exploration and financial evaluation functions will report to the position. The duties described in this Schedule are not exhaustive and may be modified by the Company from time to time, consistent with the position.

Position Summary

●	Development and maintenance of the Company’s long-term investment strategy, aligned with the Company’s strategic plan, commodity outlook, operating capability and shareholder-return objectives;

●	Leadership of the Company’s capital allocation framework, prioritizing investment across organic growth at the Idaho operation, exploration and resource expansion, processing optimization, brownfield development, acquisitions and strategic investments;

●	Identification, evaluation, structuring and execution of acquisition, merger, joint venture, royalty, streaming, earn-in and divestiture opportunities;

●	Leadership of commercial, strategic, technical, financial and risk-based due diligence on prospective transactions, coordinating external advisers in collaboration with the General Counsel and Chief Financial Officer;

●	Evaluation of capital projects at the Idaho operation, working with the General Manager and technical team to translate operating opportunities into bankable investment cases;

●	Preparation of investment memoranda, valuation analyses, sensitivity analyses and recommendations for the Chief Executive Officer, executive team, any Investment Committee and the Board;

●	Maintenance of robust financial models for the Idaho operation and the Company’s growth initiatives;

●	Oversight of the Company’s investor relations function and marketing profile, and support to the Chief Executive Officer and Chief Financial Officer in communicating the Company’s growth strategy and value-creation plan to the investment community;

●	Support of the Company’s engagement with lenders, strategic investors, royalty and streaming counterparties and potential acquisition partners;

●	Coordination with the Chief Financial Officer on budgeting, forecasting, financing strategy and the allocation of capital between operations, growth, debt repayment and shareholder returns;

●	Support of the Board and its committees in reviewing material investments, acquisitions, divestitures, financing proposals and strategic alternatives;

●	Leadership and development of the investor relations, exploration and financial evaluation functions; and

●	Such other duties consistent with the position as may be assigned from time to time.

Key Responsibilities

1. Investment Strategy & Capital Allocation

●	Develop and maintain the Company’s long-term investment strategy and capital allocation framework

●	Establish investment criteria, hurdle rates, risk tolerances and post-investment review processes, for approval by the Board or the applicable committee

●	Monitor the performance of completed investments against approved business cases and recommend corrective action where required

2. Mergers, Acquisitions & Divestitures

●	Lead the identification, screening and evaluation of acquisition, merger, joint venture, royalty, streaming, earn-in and divestiture opportunities

●	Develop transaction structures, valuation ranges, negotiation strategies and integration or separation plans

●	In coordination with the General Counsel, support the negotiation of confidentiality agreements, letters of intent, exclusivity arrangements and definitive transaction agreements

●	Manage transaction execution through signing and closing, and oversee post-closing integration, value capture and performance reporting

3. Organic Growth & Project Investment

●	Evaluate capital projects at the Idaho operation, including mine-life extension, resource conversion, exploration programs, mill and processing improvements, infrastructure upgrades and cost-reduction initiatives

●	Review and challenge technical assumptions, including mine plan, resource model, metallurgical recovery, capital and operating costs, permitting, schedule and commodity prices

●	Support the prioritization of exploration and resource-development spending to maximize value per dollar invested

●	Ensure proposed investments are consistent with the Company’s ESG, permitting, community-relations and regulatory obligations

4. Financial Analysis & Valuation

●	Lead discounted cash flow, net present value, internal rate of return, payback, break-even and scenario analyses

●	Maintain financial models incorporating commodity-price scenarios, exchange rates, tax, royalties, capital expenditure, operating costs and financing assumptions

●	Assess the impact of proposed transactions on earnings, cash flow, balance-sheet strength, leverage, liquidity, ownership dilution and market capitalization

●	Provide independent, commercially rigorous analysis to challenge management assumptions and support Board decision-making

5. Capital Markets & Investor Relations

●	Oversee the Company’s investor relations function and marketing profile in accordance with the Company’s Disclosure Policy

●	Support the Chief Executive Officer and Chief Financial Officer in communicating the Company’s growth strategy, investment pipeline and valuation narrative to institutional investors, analysts, brokers and strategic shareholders

●	Prepare investment-related content for investor presentations, conferences, roadshows, annual information forms, management information circulars and securities filings. All such content is subject to review in accordance with the Company’s Disclosure Policy, and scientific and technical information is subject to review and approval by a Qualified Person under NI 43-101 and S-K 1300

●	Monitor peer-company valuations, capital markets conditions, commodity trends, sector transactions and investor sentiment

6. Risk Management & Governance

●	Identify and assess commercial, technical, financial, regulatory, political, environmental and reputational risks associated with investment opportunities

●	Ensure investment decisions are supported by appropriate due diligence, independent technical review, legal review and Board or committee approval

●	Ensure investment processes comply with the Company’s policies, applicable securities laws, and the requirements of each stock exchange or quotation system on which the Company’s securities are listed or quoted

7. Leadership & Team Development

●	Lead and develop the investor relations, exploration and financial evaluation functions

●	Foster effective coordination across operations, finance, legal and technical teams

●	Select and manage external financial, technical and tax advisers in accordance with the Company’s delegation of authority

2. Performance Review

The Executive’s performance will be reviewed at the end of each calendar year to assess performance and to inform compensation decisions, including any short-term incentive award. Performance objectives will be established annually by the Chief Executive Officer, subject to Board approval, and may include objectives such as:

●	Quality, discipline and strategic fit of investment opportunities presented

●	Successful execution of acquisitions, divestitures, joint ventures or other strategic transactions

●	Value created through capital projects, resource growth, operating improvements or portfolio decisions

●	Accuracy and robustness of valuation, modelling and investment recommendations

●	Effective coordination with operations, finance, legal, technical and Board stakeholders

●	Contribution to investor confidence, capital markets positioning and shareholder value

●	Compliance with governance, disclosure, confidentiality and risk-management requirements

The objectives listed above are illustrative only, may be changed by the Company from time to time, and do not create any entitlement to a short-term incentive award or other compensation, which remains subject to the term sheet and the discretion of the Board.

The Consultant will cause the Executive to perform these duties, and other duties appropriate to the position, using his best efforts; acting honestly and in good faith with a view to the best interests of the Company and its shareholders; and exercising the standard of care, skill and diligence that a reasonably prudent person would exercise in comparable circumstances in the position of President & Chief Investment Officer, or a similar position, of a publicly listed mining company.

SCHEDULE “B”

CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT

THIS AGREEMENT is made as of November 5, 2026 between Galen McNamara (the “Executive”) and Bunker Hill Mining Corp. (“Bunker Hill”).

WHEREAS:

(A)	Bunker Hill and 101252098 Saskatchewan Ltd. (the “Consultant”), of which the Executive is the principal, have entered into a binding term sheet dated November 5, 2026 under which the Consultant provides the services of the Executive as President & Chief Investment Officer of Bunker Hill (that term sheet, together with any long-form agreement that replaces it, the “Consulting Agreement”);

(B)	in that role, the Executive will have access to confidential information of Bunker Hill and its affiliates and subsidiaries (collectively, the “Bunker Hill Group”); and

(C)	Bunker Hill would not enter into the Consulting Agreement without the Executive’s agreement to the covenants in this Agreement.

NOW THEREFORE, in consideration of Bunker Hill entering into the Consulting Agreement, the equity awards for which the Executive is eligible under it, and other good and valuable consideration (the receipt and sufficiency of which the Executive acknowledges), the parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement, including “Change of Control”, “Good Reason”, “Just Cause”, “Services” and “Termination Date”, have the meanings given in the Consulting Agreement.

2. Confidential Information.

(a)	“Confidential Information” means all information, in any form, relating to the Bunker Hill Group or its business that is not generally available to the public. It includes property information, geological and technical data, studies and models; market information and plans; information about joint venture and strategic partners, shareholders and investors; transaction opportunities; and financial information, strategies, costs and pricing.

(b)	The Executive will keep Confidential Information confidential and will not disclose or use it, during the Services or at any time after, except (i) as necessary to perform the Services, (ii) with Bunker Hill’s prior written consent, (iii) where the information becomes public other than through a breach by the Executive or the Consultant, or (iv) as required by law, after giving Bunker Hill prompt notice where lawful.

3. Ownership and Intellectual Property.

(a)	All notes, data, files, models, reports and other materials produced by the Executive in performing the Services, or relating to Confidential Information, belong exclusively to Bunker Hill. The Executive will return all copies to Bunker Hill on request and, in any event, on the Termination Date.

(b)	All inventions, improvements, discoveries and other work product made or conceived by the Executive, alone or with others, in performing the Services or using Bunker Hill Group resources or Confidential Information (the “Subject Inventions”) are the exclusive property of Bunker Hill. The Executive will promptly disclose them, assign all rights in them to Bunker Hill on request, waive any moral rights in them, and give reasonable assistance, during and after the Services, to protect or enforce them.

(c)	This section does not apply to work product relating to the outside activities permitted under the Consulting Agreement that does not use Confidential Information.

4. Non-Solicitation. During the Services and for 12 months after the Termination Date, whatever the reason for termination, the Executive will not, directly or indirectly:

(a)	offer employment or engagement to any employee or contractor of the Bunker Hill Group, or to anyone who held that role in the six months before the Termination Date; or

(b)	solicit or contact any shareholder or business partner, or prospective shareholder or business partner, of the Bunker Hill Group to divert that relationship away from the Bunker Hill Group or for any purpose competitive with or harmful to it.

General advertising that is not targeted at Bunker Hill Group personnel is not a breach of paragraph (a).

5. Non-Competition.

(a)	During the Services and for 12 months after the Termination Date, the Executive will not, directly or indirectly and in any capacity, own, operate, manage, finance or acquire, or bid to do any of those things in respect of, any business with mining operations or projects in the Silver Valley of Shoshone County, Idaho, including the Coeur d’Alene Mining District.

(b)	This section does not apply if the Services are terminated by Bunker Hill without Just Cause, by the Consultant for Good Reason, or for any reason after a Change of Control.

(c)	This section does not restrict (i) a passive holding of up to [2]% of any class of a publicly traded issuer’s securities, or (ii) the outside activities permitted under the Consulting Agreement.

6. Enforcement.

(a)	The Executive agrees that the covenants in this Agreement are reasonable and necessary to protect the Bunker Hill Group’s confidential information and goodwill.

(b)	A breach or threatened breach of this Agreement would cause Bunker Hill irreparable harm. In addition to any other remedy, Bunker Hill is entitled to seek interim and permanent injunctive relief.

(c)	Each covenant in this Agreement is separate and distinct. If any covenant is found to be unenforceable, the others are not affected.

7. Survival. This Agreement survives the termination of the Services and of the Consulting Agreement for the periods stated in it.

8. Governing Law. This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada that apply there. The parties attorn to the exclusive jurisdiction of the courts of British Columbia.

9. Independent Legal Advice. The Executive acknowledges that he has had the opportunity to obtain independent legal advice before signing this Agreement.

10. Counterparts. This Agreement may be signed in counterparts and delivered electronically. Each counterpart is an original, and together they form one agreement.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

GALEN McNAMARA

/s/ Galen McNamara
Signature

BUNKER HILL MINING CORP.

By:	/s/ Sam Ash
Sam Ash
Chief Executive Officer